EXHIBIT 10 (h-2)


                            AMENDED SECTION 10 OF THE

          1995 NON-EMPLOYEE DIRECTORS' NON-QUALIFIED STOCK OPTION PLAN

     10. (a) NON-TRANSFERABILITY OF OPTIONS. Options and all other rights thereunder shall be non-transferrable or non-assignable by the holder thereof otherwise than by will or the laws of descent and distribution. Options may be exercised or surrendered during the holder's lifetime only by the holder thereof or his guardian or legal representative.

          (b) Notwithstanding the foregoing, the Board of Directors may in the applicable option certificate or at any time after the date of grant by an instrument amending terms provided for in the option certificate provide that Options may be transferred by a holder without consideration, subject to such rules as the Board of Directors may adopt consistent with the terms of the applicable option certificate to preserve the purposes of the Plan, to:

               (A) any person who is a "family member" of the holder, as such term is used in the instructions to Form S-8 (collectively, the "Immediate Family Members");

               (B) a trust solely for the benefit of the holder and his or her Immediate Family Members;

               (C) a partnership or limited liability company whose only partners or shareholders are the holder and his or her Immediate Family Members; or

               (D) any other transferee as may be approved either (a) by the Board of Directors in its sole discretion, or (b) as provided in the terms of the applicable option certificate;

(each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a "Permitted Transferee"); PROVIDED that the holder gives the Board of Directors advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the holder in writing that such a transfer would comply with the requirements of the Plan and the terms of any applicable option certificate.

          (c) The terms of any Option transferred in accordance with the mmediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan or in an option certificate to a holder shall be deemed to refer to the Permitted Transferee, except that (a) Permitted Transferees shall not be entitled to transfer any Options, other than by will or the laws of descent and distribution; (b) Permitted Transferees shall not be entitled to exercise any transferred Options unless there shall be in effect a registration statement on an appropriate form covering the shares to be acquired pursuant to the exercise of such Option if the Board of Directors determines, consistent with the terms of any applicable option certificate, that such a registration statement is necessary or appropriate, (c) the Board of Directors or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the holder under the Plan or otherwise, and (d) the consequences, if any, of termination of the holder's service as a member of the Board of Directors under the terms of the Plan and the applicable option certificate shall continue to be applied with respect to the holder, following which the Options shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the terms of the applicable option certificate.


                                       47